Exhibit 23.2
[CAWLEY, GILLESPIE & ASSOCIATES, INC. LETTERHEAD]
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
     We hereby consent to the references to our firm in the form and context in which they are included in this Registration Statement on Form S-1 and Form S-3 filed by Whiting USA Trust I and Whiting Petroleum Corporation, respectively (collectively, the “Registration Statement”), and the related prospectus that is a part thereof, to our estimates of reserves and value of reserves and our report on reserves as of October 1, 2007 of the underlying properties and net profits interest owned by Whiting USA Trust I and to the inclusion of our report dated October 1, 2007 as an appendix to the prospectus included in the Registration Statement.
     We also consent to the references to our firm in the form and context in which they are incorporated by reference in the Registration Statement and the related prospectus that is a part thereof. We hereby further consent to the incorporation by reference of information contained in our report setting forth the estimates of revenues from Whiting Petroleum Corporation’s oil and gas reserves as of December 31, 2006.
     We also consent to the references to our firm in the prospectus included in such registration statement, including under the heading “Experts.”

Sincerely,
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.

November 19, 2007
Fort Worth, Texas